Exhibit 99.1

MasterCard Incorporated Reports

Third-Quarter 2014 Financial Results

•	Third-quarter net income of $1 billion, or $0.87 per diluted share

•	Third-quarter net revenue increase of 13%, to $2.5 billion

•	Third-quarter gross dollar volume up 12% and purchase volume up 11%

Purchase, NY, October 30, 2014 – MasterCard Incorporated (NYSE: MA) today announced financial results for the third quarter of 2014. The company reported net income of $1 billion, up 15%, and earnings per diluted share of $0.87, up 19%. In each case, growth rates are reflective of both as-reported and adjusted for currency, and are versus the year-ago period. Acquisitions had a $0.02 dilutive impact on earnings per diluted share.

Net revenue for the third quarter of 2014 was $2.5 billion, a 13% increase versus the same period in 2013, both as-reported and adjusted for currency. Net revenue growth was driven by the impact of the following:

•	A 12% increase in gross dollar volume, on a local currency basis, to $1.2 trillion;

•	An increase in cross-border volume of 15%; and

•	An increase in processed transactions of 10%, to 11 billion.

These factors were partially offset by an increase in rebates and incentives. Acquisitions contributed 3 percentage points to total net revenue growth.

Worldwide purchase volume during the quarter was up 11% on a local currency basis versus the third quarter of 2013, to $843 billion. As of September 30, 2014, the company’s customers had issued 2.1 billion MasterCard and Maestro-branded cards.

“We delivered strong results for the quarter, reporting double-digit revenue and net income growth, despite a mixed economic environment,” said Ajay Banga, president and CEO, MasterCard. “We also continue to invest and partner to make payments safer, easier and faster. Within the past two months alone, we opened our new technology hub in New York City, delivered our technology and security protocols as part of the launch of Apple Pay and partnered with the Transport for London to deliver contactless payments system-wide. Through our commitment to innovation, we are making it safer and simpler for people to pay and get paid – today and in the future.”

-more-

MasterCard Incorporated – Page 2

Total operating expenses increased 12%, both as-reported and adjusted for currency, to $1.1 billion, during the third quarter of 2014 compared to the same period in 2013. The increase was primarily driven by investments in strategic initiatives including acquisitions, which contributed 9 percentage points to the growth.

Operating income for the third quarter of 2014 increased 14% over the year-ago period, or 13% adjusted for currency, and the company delivered an operating margin of 56.7%.

MasterCard reported other expense of $2 million in the third quarter of 2014 versus other income of $6 million in the third quarter of 2013. The change was mainly driven by higher interest expense related to the company’s inaugural debt issuance in late March.

MasterCard’s effective tax rate was 28.5% in the third quarter of 2014 versus a rate of 29.9% in the comparable period in 2013. The decrease was primarily due to the impact of higher discrete tax benefits recognized in this year’s quarter.

During the third quarter of 2014, MasterCard repurchased approximately 5.3 million shares of Class A common stock at a cost of $404 million. Quarter-to-date through October 23, the company repurchased an additional 1.7 million shares at a cost of $121 million, with $310 million remaining under the current repurchase program authorization.

Year-to-Date 2014 Results

For the nine months ended September 30, 2014, MasterCard reported net income of $2.8 billion, up 13%, both as-reported and adjusted for currency, versus the year-ago period. Earnings per diluted share was $2.40, up 17%. Acquisitions had a $0.02 dilutive impact on earnings per diluted share.

Net revenue for the nine months ended September 30, 2014 was $7.1 billion, an increase of 13% versus the same period in 2013, both as-reported and adjusted for currency. Gross dollar volume growth of 13%, transaction processing growth of 12% and cross-border volume growth of 16% contributed to the net revenue growth in the year-to-date period. These factors were partially offset by an increase in rebates and incentives. Acquisitions contributed 1 percentage point to total net revenue growth.

Total operating expenses increased 13%, or 12% after adjusting for currency, to $3 billion, for the nine months ended September 30, 2014, compared to the same period in 2013. The increase was primarily due to higher personnel costs related to strategic initiatives. Acquisitions contributed 5 percentage points to total operating expense growth.

Operating income increased 14% for the nine months of 2014 versus the same period in 2013, resulting in an operating margin of 57.9%.

MasterCard’s effective tax rate was 30.9% in the nine months ended September 30, 2014 versus a rate of 30.5% in the same period in 2013. The increase was primarily due to a less favorable geographic mix of taxable earnings, partially offset by the impact of higher discrete benefits.

MasterCard Incorporated – Page 3

Third-Quarter Financial Results Conference Call Details

At 9:00 a.m. ET today, the company will host a conference call to discuss its third-quarter financial results.

The dial-in information for this call is 800-708-4540 (within the U.S.) and 847-619-6397 (outside the U.S.), and the passcode is 38167441. A replay of the call will be available for one week and can be accessed by dialing 888-843-7419 (within the U.S.) and 630-652-3042 (outside the U.S.), and using passcode 38167441.

This call can also be accessed through the Investor Relations section of the company’s website at www.mastercard.com.

Non-GAAP Financial Information

The presentation of growth rates adjusted for currency represent a non-GAAP measure and are calculated by remeasuring the prior period’s results using the current period’s exchange rates.

About MasterCard Incorporated

MasterCard (NYSE: MA), www.mastercard.com, is a technology company in the global payments industry. We operate the world’s fastest payments processing network, connecting consumers, financial institutions, merchants, governments and businesses in more than 210 countries and territories. MasterCard’s products and solutions make everyday commerce activities – such as shopping, traveling, running a business and managing finances – easier, more secure and more efficient for everyone. Follow us on Twitter @MasterCardNews, join the discussion on the Cashless Pioneers Blog and subscribe for the latest news on the Engagement Bureau.

Forward-Looking Statements

Statements in this press release which are not historical facts, including statements about MasterCard’s plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made. Accordingly, except for the company’s ongoing obligations under the U.S. federal securities laws, the company does not intend to update or otherwise revise the forward-looking information to reflect actual results of operations, changes in financial condition, changes in estimates, expectations or assumptions, changes in general economic or industry conditions or other circumstances arising and/or existing since the preparation of this press release or to reflect the occurrence of any unanticipated events. Such forward-looking statements include, without limitation, statements related to the Company’s ability to simplify payments through innovation.

MasterCard Incorporated – Page 4

Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the company’s filings with the Securities and Exchange Commission (SEC), including the company’s Annual Report on Form 10-K for the year ended December 31, 2013, the company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that have been filed with the SEC during 2014, as well as reasons including difficulties, delays or the inability of the company to achieve its strategic initiatives set forth above. Factors other than those listed above could also cause the company’s results to differ materially from expected results.

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Contacts:

Investor Relations: Barbara Gasper or Catherine Murchie, investor_relations@mastercard.com, 914-249-4565

Media Relations: Seth Eisen, Seth_Eisen@mastercard.com, 914-249-3153

MasterCard Incorporated – Page 5

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions, except per share data)
Net Revenue	$2,503	$2,218	$7,057	$6,220
Operating Expenses
General and administrative	797	701	2,207	1,930
Advertising and marketing	203	205	525	520
Depreciation and amortization	83	64	237	187

Total operating expenses	1,083	970	2,969	2,637

Operating income	1,420	1,248	4,088	3,583
Other Income (Expense)
Investment income	8	11	21	30
Interest expense	(11)	3	(32)	(7)
Other income (expense), net	1	(8)	(5)	(17)

Total other income (expense)	(2)	6	(16)	6

Income before income taxes	1,418	1,254	4,072	3,589
Income tax expense	403	375	1,256	1,096

Net Income	$1,015	$879	$2,816	$2,493

Basic Earnings per Share	$0.88	$0.73	$2.41	$2.05

Basic Weighted-Average Shares Outstanding	1,157	1,205	1,169	1,215

Diluted Earnings per Share	$0.87	$0.73	$2.40	$2.05

Diluted Weighted-Average Shares Outstanding	1,160	1,209	1,172	1,219

MasterCard Incorporated – Page 6

MASTERCARD INCORPORATED

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

	September 30, 2014	December 31, 2013
	(in millions, except share data)
ASSETS
Cash and cash equivalents	$4,462	$3,599
Restricted cash for litigation settlement	540	723
Investment securities available-for-sale, at fair value	1,857	2,696
Accounts receivable	1,071	966
Settlement due from customers	1,188	1,351
Restricted security deposits held for customers	953	911
Prepaid expenses and other current assets	602	471
Deferred income taxes	283	233

Total Current Assets	10,956	10,950
Property, plant and equipment, net of accumulated depreciation of $433 and $394, respectively	553	526
Deferred income taxes	102	70
Goodwill	1,456	1,122
Other intangible assets, net of accumulated amortization of $651 and $534, respectively	705	672
Other assets	887	902

Total Assets	$14,659	$14,242

LIABILITIES AND EQUITY
Accounts payable	$319	$338
Settlement due to customers	1,226	1,433
Restricted security deposits held for customers	953	911
Accrued litigation	789	886
Accrued expenses	2,098	2,101
Other current liabilities	464	363

Total Current Liabilities	5,849	6,032
Long-term debt	1,494	—
Deferred income taxes	119	117
Other liabilities	649	598

Total Liabilities	8,111	6,747
Commitments and Contingencies
Stockholders’ Equity
Class A common stock, $0.0001 par value; authorized 3,000,000,000 shares, 1,349,345,980 and 1,341,541,110 shares issued and 1,114,440,917 and 1,148,838,370 outstanding, respectively	—	—
Class B common stock, $0.0001 par value; authorized 1,200,000,000 shares, 40,060,155 and 45,350,070 issued and outstanding, respectively	—	—
Additional paid-in-capital	3,843	3,762
Class A treasury stock, at cost, 234,905,063 and 192,702,740 shares, respectively	(9,803)	(6,577)
Retained earnings	12,553	10,121
Accumulated other comprehensive income (loss)	(92)	178

Total Stockholders’ Equity	6,501	7,484
Non-controlling interests	47	11

Total Equity	6,548	7,495

Total Liabilities and Equity	$14,659	$14,242

MasterCard Incorporated – Page 7

MASTERCARD INCORPORATED

CONSOLIDATED STATEMENT OF CASH FLOWS

(UNAUDITED)

	Nine Months Ended September 30,
	2014	2013
	(in millions)
Operating Activities
Net income	$2,816	$2,493
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	237	187
Share-based payments	(43)	27
Deferred income taxes	(80)	(34)
Other	24	48
Changes in operating assets and liabilities:
Accounts receivable	(96)	(67)
Income taxes receivable	(12)	158
Settlement due from customers	86	(192)
Prepaid expenses	(156)	(44)
Accrued litigation and legal settlements	(97)	—
Accounts payable	(39)	(76)
Settlement due to customers	(124)	126
Accrued expenses	60	209
Net change in other assets and liabilities	106	101

Net cash provided by operating activities	2,682	2,936

Investing Activities
Purchases of investment securities available-for-sale	(1,977)	(1,936)
Acquisition of businesses, net of cash acquired	(336)	—
Purchases of property, plant and equipment	(97)	(65)
Capitalized software	(75)	(88)
Proceeds from sales of investment securities available-for-sale	1,444	1,349
Proceeds from maturities of investment securities available-for-sale	1,322	959
Decrease (increase) in restricted cash for litigation settlement	184	(1)
Proceeds from maturities of investment securities held-to-maturity	—	36
Other investing activities	(17)	(19)

Net cash provided by investing activities	448	235

Financing Activities
Purchases of treasury stock	(3,231)	(1,692)
Proceeds from debt	1,487	—
Dividends paid	(388)	(182)
Tax benefit for share-based payments	53	23
Cash proceeds from exercise of stock options	23	22
Other financing activities	(39)	(8)

Net cash used in financing activities	(2,095)	(1,837)

Effect of exchange rate changes on cash and cash equivalents	(172)	27

Net increase in cash and cash equivalents	863	1,361
Cash and cash equivalents - beginning of period	3,599	2,052

Cash and cash equivalents - end of period	$4,462	$3,413

Non-Cash Investing and Financing Activities
Fair value of assets acquired, net of cash acquired	$574	$—

Fair value of liabilities assumed related to acquisitions	$134	$—

MasterCard Incorporated – Page 8

MASTERCARD INCORPORATED OPERATING PERFORMANCE

	For the 3 Months ended September 30, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)

All MasterCard Credit, Charge and Debit Programs
APMEA	$340	16.2%	16.4%	$228	15.7%	2,576	$112	17.9%	980	435	466
Canada	34	0.4%	5.2%	32	6.5%	393	2	-11.2%	6	41	50
Europe	353	9.8%	12.1%	238	9.4%	3,762	115	18.4%	680	343	360
Latin America	91	9.4%	14.5%	57	20.0%	1,293	34	6.5%	206	133	152

Worldwide less United States	818	11.9%	13.8%	554	12.8%	8,025	264	16.1%	1,873	951	1,028
United States	339	7.5%	7.5%	288	8.2%	5,157	50	3.7%	334	314	349

Worldwide	1,157	10.6%	11.9%	843	11.1%	13,182	314	14.0%	2,207	1,265	1,377

MasterCard Credit and Charge Programs
Worldwide less United States	477	8.7%	10.1%	427	11.4%	5,175	50	0.0%	205	504	569
United States	161	6.6%	6.6%	155	7.4%	1,723	6	-10.4%	8	147	177

Worldwide	638	8.2%	9.2%	582	10.3%	6,898	56	-1.3%	213	652	746

MasterCard Debit Programs
Worldwide less United States	341	16.7%	19.5%	127	17.7%	2,850	214	20.7%	1,668	447	459
United States	178	8.3%	8.3%	133	9.1%	3,435	44	6.1%	326	166	172

Worldwide	519	13.7%	15.4%	260	13.1%	6,285	258	17.9%	1,994	613	631

	For the 9 Months ended September 30, 2014
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$963	14.5%	17.8%	$644	17.2%	7,195	$319	18.9%	2,778	435	466
Canada	96	-0.9%	5.7%	89	7.3%	1,110	7	-11.8%	17	41	50
Europe	1,009	12.3%	13.2%	683	10.1%	10,585	326	20.3%	1,944	343	360
Latin America	262	5.7%	14.4%	160	20.8%	3,728	102	5.7%	609	133	152

Worldwide less United States	2,330	11.8%	14.8%	1,577	13.8%	22,618	753	17.2%	5,348	951	1,028
United States	996	8.3%	8.3%	845	9.0%	15,014	150	4.7%	971	314	349

Worldwide	3,326	10.8%	12.8%	2,422	12.1%	37,632	904	14.9%	6,320	1,265	1,377

MasterCard Credit and Charge Programs
Worldwide less United States	1,366	8.5%	11.2%	1,219	12.4%	14,782	147	1.9%	614	504	569
United States	467	8.1%	8.1%	448	8.6%	4,946	19	-1.4%	21	147	177

Worldwide	1,833	8.4%	10.4%	1,667	11.3%	19,728	167	1.5%	635	652	746

MasterCard Debit Programs
Worldwide less United States	964	16.8%	20.5%	358	18.7%	7,835	606	21.6%	4,734	447	459
United States	529	8.5%	8.5%	398	9.5%	10,069	131	5.6%	951	166	172

Worldwide	1,493	13.7%	16.0%	756	13.7%	17,904	737	18.4%	5,685	613	631

	For the 3 Months ended September 30, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$292	16.4%	22.3%	$197	21.1%	2,138	$96	25.0%	807	378	408
Canada	34	4.3%	8.9%	31	9.6%	370	3	1.1%	6	38	46
Europe	322	18.8%	16.6%	218	13.7%	3,243	103	23.4%	596	293	309
Latin America	83	11.0%	16.7%	50	23.9%	1,151	33	7.3%	196	117	137

Worldwide less United States	731	16.2%	18.5%	496	17.2%	6,901	235	21.2%	1,605	827	900
United States	315	8.6%	8.6%	267	9.1%	4,833	49	6.2%	322	288	322

Worldwide	1,046	13.8%	15.3%	763	14.2%	11,735	284	18.3%	1,927	1,115	1,222

MasterCard Credit and Charge Programs
Worldwide less United States	439	12.3%	15.3%	387	15.9%	4,680	52	11.4%	214	482	545
United States	151	6.9%	6.9%	144	7.4%	1,645	7	-1.9%	7	142	172

Worldwide	590	10.9%	13.0%	531	13.4%	6,325	59	9.6%	221	624	718

MasterCard Debit Programs
Worldwide less United States	292	22.5%	23.5%	109	22.3%	2,221	183	24.2%	1,391	345	354
United States	164	10.3%	10.3%	122	11.2%	3,188	42	7.7%	315	146	150

Worldwide	456	17.8%	18.4%	231	16.2%	5,409	225	20.8%	1,706	491	504

	For the 9 Months ended September 30, 2013
	GDV (Bil.)	Growth (USD)	Growth (Local)	Purchase Volume (Bil.)	Growth (Local)	Purchase Trans. (Mil.)	Cash Volume (Bil.)	Growth (Local)	Cash Trans. (Mil.)	Accounts (Mil.)	Cards (Mil.)
All MasterCard Credit, Charge and Debit Programs
APMEA	$841	18.6%	22.1%	$559	19.9%	5,974	$282	26.6%	2,265	378	408
Canada	97	4.5%	6.7%	89	7.2%	1,026	8	1.5%	18	38	46
Europe	898	15.6%	14.6%	616	11.9%	9,015	282	21.2%	1,653	293	309
Latin America	248	12.9%	16.1%	147	20.6%	3,253	101	10.2%	579	117	137

Worldwide less United States	2,084	15.9%	17.3%	1,411	15.5%	19,268	673	21.3%	4,515	827	900
United States	919	6.3%	6.3%	775	6.8%	13,921	144	3.5%	939	288	322

Worldwide	3,003	12.8%	13.7%	2,187	12.2%	33,189	816	17.7%	5,455	1,115	1,222

MasterCard Credit and Charge Programs
Worldwide less United States	1,259	11.9%	14.0%	1,109	14.3%	13,203	150	11.6%	617	482	545
United States	432	4.0%	4.0%	412	4.6%	4,675	20	-8.1%	19	142	172

Worldwide	1,691	9.8%	11.3%	1,521	11.5%	17,878	170	8.9%	636	624	718

MasterCard Debit Programs
Worldwide less United States	825	22.6%	22.7%	303	19.8%	6,065	522	24.4%	3,899	345	354
United States	487	8.4%	8.4%	363	9.4%	9,246	124	5.6%	920	146	150

Worldwide	1,312	16.9%	16.9%	666	13.9%	15,311	646	20.3%	4,819	491	504

APMEA = Asia Pacific / Middle East / Africa

Note that the figures in the preceding tables may not sum due to rounding; growth represents change from the comparable year-ago period

MasterCard Incorporated – Page 9

Footnote

The tables set forth the gross dollar volume (“GDV”), purchase volume, cash volume and the number of purchase transactions, cash transactions, accounts and cards on a regional and global basis for MasterCard®-branded and MasterCard Electronic™-branded cards. Growth rates over prior periods are provided for volume-based data.

Debit transactions on Maestro® and Cirrus®-branded cards and transactions involving brands other than MasterCard are not included in the preceding tables.

For purposes of the table: GDV represents purchase volume plus cash volume and includes the impact of balance transfers and convenience checks; “purchase volume” means the aggregate dollar amount of purchases made with MasterCard-branded cards for the relevant period; and “cash volume” means the aggregate dollar amount of cash disbursements obtained with MasterCard-branded cards for the relevant period. The number of cards includes virtual cards, which are MasterCard-branded payment accounts that do not generally have physical cards associated with them.

The MasterCard payment product is comprised of credit, charge and debit programs, and data relating to each type of program is included in the tables. Debit programs include MasterCard-branded debit programs where the primary means of cardholder validation at the point of sale is for cardholders either to sign a sales receipt or enter a PIN. The tables include information with respect to transactions involving MasterCard-branded cards that are not processed by MasterCard and transactions for which MasterCard does not earn significant revenues.

Information denominated in U.S. dollars is calculated by applying an established U.S. dollar/local currency exchange rate for each local currency in which MasterCard volumes are reported. These exchange rates are calculated on a quarterly basis using the average exchange rate for each quarter. MasterCard reports period-over-period rates of change in purchase volume and cash volume on the basis of local currency information, in order to eliminate the impact of changes in the value of foreign currencies against the U.S. dollar in calculating such rates of change.

The data set forth in the GDV, purchase volume, purchase transactions, cash volume and cash transactions columns is provided by MasterCard customers and is subject to verification by MasterCard and partial cross-checking against information provided by MasterCard’s transaction processing systems. The data set forth in the accounts and cards columns is provided by MasterCard customers and is subject to certain limited verification by MasterCard. A portion of the data set forth in the accounts and cards columns reflects the impact of routine portfolio changes among customers and other practices that may lead to over counting of the underlying data in certain circumstances. All data is subject to revision and amendment by MasterCard’s customers subsequent to the date of its release.

In 2013 Q4, a large Maestro customer revised their number of Maestro cards to exclude inactive cards. Data for the comparable periods in 2013 and 2012 have been revised to be consistent with this approach. In 2014 Q2, a large customer revised their number of MasterCard credit cards to exclude inactive cards. Data for the comparable periods in 2013 have been revised to be consistent with this approach. MasterCard revenue is not impacted from these historical changes.

Performance information for prior periods can be found in the “Investor Relations” section of the MasterCard website at www.mastercard.com.

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